1 © 2022 SEI Media Contact: Investor Contact: Leslie Wojcik Lindsey Opsahl SEI SEI +1 610-676-4191 +1 610-676-4052 lwojcik@seic.com lopsahl@seic.com Pages: 2 FOR IMMEDIATE RELEASE SEI Appoints Jonathan Brassington to Board of Directors Senior Technology Leader Brings Deep Expertise in Digital Transformation for Wealth Management OAKS, Pa., April 20, 2022 – SEI® (NASDAQ: SEIC) today announced that Jonathan Brassington has been appointed to its Board of Directors. He joins Chairman and CEO Alfred P. West, Jr.; current directors Sarah Blumenstein, William Doran, Carl Guarino, Kathryn McCarthy, and Carmen Romeo; and Ryan Hicke, future director and SEI’s next CEO, effective June 1. In addition to his board responsibilities, Brassington will serve as a member of the Audit, Compensation, and Nominating Committees. As Executive Vice President and Digital Customer Experience (DCX) Business Line Leader of Capgemini, Inc. in North America, Brassington focuses on DCX transformation for Global 1000 clients. From March 2018 to December 2019, he led Capgemini Invent in North America, the management consulting division of Capgemini, Inc. Prior to Capgemini, Brassington was the CEO, Partner, and Co- founder of LiquidHub, a digital transformation company focused on re-imagining customer engagement. West commented: “We’re thrilled to welcome Jonathan to SEI’s Board of Directors. His deep expertise in the use of digital technologies to transform the wealth management sector will provide great insight into the opportunities that lie ahead for SEI. We’re confident he will be a significant asset to the board, and we will benefit from his experience providing strategic advisory to asset and wealth management firms. We look forward to working with him, as SEI continues to deliver technology and investment solutions that connect the financial services industry.” Brassington said: “SEI has a rich history of innovation in the fintech and asset management spaces that has always stood out to me, and I’m excited to join during an energizing time of change for the company. The financial services landscape is in a state of constant evolution, creating challenges and opportunities for SEI’s markets. I have admired Al and Ryan for some time, and I look forward to using my Press release.

2 © 2021 SEI experience to support Ryan and the board with a continued focus on strategic growth and building brave futuresSM for SEI, our clients, and communities.” Brassington is a member of the Board of Overseers at the University of Pennsylvania’s School of Engineering and Applied Science. He also serves on the board and Executive Committee of Philadelphia Alliance for Capital and Technology and on the Board of Trustees at Misericordia University. He earned a bachelor’s degree in computer science and mathematics from Misericordia University and a master’s degree in telecommunications from the University of Pennsylvania. About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to solve problems, manage change, and help protect assets—for growth today and in the future. As of Dec. 31, 2021, SEI manages, advises, or administers approximately $1.3 trillion in assets. For more information, visit seic.com. ###